Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Carrizo Oil & Gas, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-173821) on Form S-3 and the registration statements (Nos. 333-181585, 333-162888, 333-137273, 333-116528, 333-55838, and 333-35245) on Form S-8 of Carrizo Oil & Gas, Inc. of our reports dated March 3, 2014, with respect to the consolidated balance sheets of Carrizo Oil & Gas, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of income, shareholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of Carrizo Oil & Gas, Inc.
/s/ KPMG LLP
Houston, Texas
March 3, 2014